Exhibit 99.1

Wynn Resorts Announces Common Stock Offering

LAS VEGAS, NEVADA (November 9, 2004) – Wynn Resorts, Limited (Nasdaq:WYNN) announced today that it has agreed to sell 7,500,000 shares of its common stock to Deutsche Bank Securities Inc. The sale, which is being made pursuant to the Company’s existing shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission, is expected to close on Monday, November 15, 2004, and is subject to customary conditions. Wynn Resorts has granted Deutsche Bank an option to purchase up to an additional 1,125,000 shares to cover over-allotments, if any.

The net proceeds from the sale of the common stock will be approximately $453.0 million, after deducting underwriting discounts and estimated offering expenses payable by Wynn Resorts. Wynn Resorts intends to use the net proceeds from the offering to repay or reduce indebtedness, for the development of the Encore at Wynn Las Vegas and Wynn Macau projects, or for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common stock. The offering of these securities will be made only by means of a prospectus. Copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attn: Syndicate, 60 Wall Street, 4th Floor, New York, New York 10005.

This press release contains “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company’s future results is included under the caption “Risk Factors” in Item 1 of Wynn Resorts’ annual report on Form 10-K for the year ended December 31, 2003.

SOURCE: Wynn Resorts, Limited

CONTACT:

Wynn Resorts, Limited

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com